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                                                                      Exhibit 16

                                [KPMG Letterhead]

November 16, 2005

Securities and Exchange Commission
Washington, D.C.  20549



Ladies and Gentlemen:

We are currently principal accountants for Willbros Employees' 401(k) Investment Plan (the Plan) and, under the date of June 30, 2005, we reported on the financial statements and supplemental schedules of the Plan as of December 31, 2004 and 2003 and for the years then ended. On November 10, 2005, we notified Willbros Group, Inc. (the Company) that the auditor-client relationship will cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2004, and the issuance of our report thereon, and filing of the Company's Form 10-Q's for the three month period ended March 31, 2005 and the six month period ended June 30, 2005. We have read the Plan's statements included under Item 4.01 of its Form 8-K dated November 16, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan's statements that (i) "The resignation of KPMG has been accepted by the Audit Committee of the Company's Board of Directors", and (ii) "The Audit Committee is in discussions with a number of independent registered public accounting firms for selection as a replacement for KPMG."

Very truly yours,


/s/ KPMG LLP